                                                                         Exh 5

                          [Cooley Godward LLP Letterhead]

July 25, 1997


CIMA LABS INC.
10000 Valley View Road
Eden Prairie, MN  55344


Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by CIMA LABS INC. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 60,000 shares of the Company's Common Stock, $.01 par value (the "Shares"), pursuant to the CIMA LABS INC. Non-Employee Directors' Fee Option Grant Program (the "Program").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Program, your Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Program, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,

COOLEY GODWARD LLP


By:  /s/ Robert L. Jones
   ---------------------------
     Robert L. Jones